EXHIBIT 23.3

The Board of Directors
Access One Communications Corp.:

We consent to the use of our report included herein with respect to the balance sheets of Omnicall, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the joint proxy statement / prospectus.

Our report dated March 15, 1999, except for note 3 as to which the date is March 31, 1999, contains an explanatory paragraph that states that Omnicall, Inc. incurred substantial losses in 1998, had insufficient net current assets to satisfy its current liabilities, and had total liabilities in excess of total assets, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ KPMG LLP
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     KPMG LLP

Greenville, SC
June 30, 2000